EXHIBIT 11
                    COVENANT TRANSPORT, INC. AND SUBSIDIARIES

                SCHEDULE OF COMPUTATION OF NET EARNINGS PER SHARE
                   THREE MONTHS ENDED MARCH 31, 1996 AND 1997


                                                             1996         1997
                                                         -----------------------
Net earnings .........................................      482,320    1,838,258
                                                         =======================
Weighted average shares:
  Common shares outstanding ..........................   13,350,000   13,350,000
 Common equivalent shares issuable upon exercise
    of employee stock options<F1> ....................            -            -
                                                         -----------------------
 Total weighted average shares .......................   13,350,000   13,350,000
                                                         =======================
Primary net earnings per common and equivalent share .   $     0.04   $     0.14
                                                         =======================





Notes:

<F1> Amount calculated using the treasury stock method and fair market values.